Exhibit 99.01

Contact:
Audra Bailey
Carrier Access
303-218-5455
abailey@carrieraccess.com

Carrier Access Appoints Chief Financial Officer

BOULDER, COLORADO—June 13, 2005— Carrier Access Corporation (NASDAQ: CACSE — News), a leading provider of broadband communications equipment, today announced the appointment of Gary Gatchell as executive vice president, chief financial officer and treasurer.

Gatchell takes over for Nancy Pierce, who was acting CFO since November of 2004. Pierce will resume her former responsibilities as corporate development officer and secretary of Carrier Access. Gatchell will report to Carrier Access chief executive officer Roger Koenig and will be responsible for finance and administration, treasury management and information technology.

Gatchell is the former CFO of Voyant Technologies, Inc., a leading provider of enhanced voice and conferencing solutions for switched and IP-based networks, from August 1999 to January 2004. During his tenure at Voyant, Gary managed seventeen successive quarters of profitability as the company expanded market share, while developing significant business skills in managing a communications growth company. While at Voyant, Gatchell completed two rounds of funding totaling $17 million and completed the acquisition of Octave Communications, Inc. for approximately $12 million. Voyant was subsequently acquired by Polycom, Inc. in January 2004. Since leaving Voyant, Gary has provided professional financial and consulting services including Sarbanes-Oxley compliance work.

Prior to becoming CFO at Voyant Gatchell was CFO at Intertech Plastics and was an audit manager at KPMG LLC. He brings well over twenty years of progressive experience in financial and operational management. Gatchell has a Bachelor of Science from Colorado State University and Master of Accountancy degree from the University of Denver. He maintains an active Certified Public Accounting registration.

“I am delighted to be joining an extremely well-qualified management team, and a company dedicated over the last 13 years to creating exciting next-generation technologies. I look forward to utilizing my expertise to provide accurate and timely financial statements while building upon the existing corporate infrastructure and information systems,” Gatchell stated.

“Gary brings to the team a passion for the development of high quality company infrastructure. We are excited that Gary has decided to join us and welcome Gary’s expertise in financial reporting, compliance and operational management. He is an asset to our executive management team,” said Roger Koenig, president, CEO and chairman, Carrier Access.

About Carrier Access Corporation
Carrier Access (NASDAQ: CACSE) provides consolidated access technology designed to streamline communication network operations of service providers, enterprises and government agencies. Carrier Access products enable customers to upgrade access capacity, and implement converged services while lowering costs and accelerating service revenues. Carrier Access’ technologies help our customers do more with less. For more information, visit www.carrieraccess.com.